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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

January 7, 1999

                     CYBERCASH RAISES $10 MILLION IN EQUITY
                            THROUGH PRIVATE PLACEMENT

Additional Funding to Support Marketing & Sales of Innovative New InstaBuy(sm) Service

RESTON, VA., January 7, 1999 -- CyberCash, Inc. (Nasdaq:CYCH), the world leader in e-commerce payment technologies and services, announced today that it has raised $10 million in equity capital through a private placement of common stock and warrants. CyberCash says it plans to use this equity to support the roll out of its new InstaBuy(sm) one-click shopping service. Funds managed by Rose Glen Capital Management, L.P. and The Palladin Group, L.P., respectively, provided the financing.

"The additional funds will help to support marketing, sales and customer support efforts behind CyberCash's InstaBuy Service unveiled in August of 1998," Condon said. "It will assist us in telling the story about the safety and convenience of our universal, interoperable one-click Internet shopping capability. The InstaBuy Service meets the needs of merchants who want to convert a higher percentage of web visitors to buyers, addresses the desires of consumers who want the convenience of one-click shopping and solves a problem for banks that want to strengthen their relationships with customers online."

The private placement involves the issuance of Units, each consisting of one share of the company's common stock and a warrant to purchase 0.75 shares of the company's common stock. The purchase price is $16.40 per Unit, which is 105% of the closing bid price of the company's common stock on January 5, 1999. The exercise price of each warrant is $20, subject to reset under certain circumstances beginning one year after the date of issuance. The company has agreed to register under the Securities Act of 1933 the resale of the common stock issued in the offering as well as the common stock issuable when the warrants are exercised.

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CyberCash Press Release
Page Two

In addition, the company is committed to sell, and the investors have agreed to purchase, additional Units for an additional $5 million in cash after the the registration statement covering this private placement is declared effective by the SEC.

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    CyberCash is the world's leading provider of secure electronic commerce payment technologies and services spanning the retail point of sale through the Internet, CyberCash, the CyberCash logo and InstaBuy are trademarks or service marks of CyberCash, Inc.

This press release contains statements that are forward looking, including statements about the Company's future profitability and stock price. They are based on the Company's current expectations, and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risk include the need for additional capital, the pace of growth of Internet commerce, the development by the Company and its competitors of new products and services, strategic decisions by major participants in the industry, competitive pricing pressures, legal and regulatory developments, general economic conditions, and stock market developments affecting technology companies. Further information about these and other relevant risks and uncertainties may be found in the Company's report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission and from the Company's worldwide web site http://www.cybercash.com as well as other sources.